Exhibit 8.1

Sullivan & Cromwell LLP

January 10, 2018

FCB Financial Holdings, Inc.,

    2500 Weston Road, Suite 300

        Weston, Florida 33331

Ladies and Gentlemen:

We have acted as counsel for FCB Financial Holdings, Inc, a Delaware corporation (“FCB”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 27, 2017 (the “Agreement”), among Floridian Community Holdings, Inc., a Florida corporation (“Floridian”), FCB, and Flamingo Sub, Inc., a Florida corporation and a direct wholly owned subsidiary of FCB (“Merger Sub”), in which Merger Sub will merge with and into Floridian with Floridian surviving as a wholly owned subsidiary of FCB (the “Merger”). Immediately following the Merger, Floridian will merge with and into FCB, with FCB being the surviving corporation (the “Parent Merger” and together with the Merger, the “Mergers”). The Mergers are described in the proxy statement and prospectus, which is included in the registration statement filed on Form S-4 (as amended or supplemented through the date hereof) (the “Registration Statement”) in connection with the Mergers. At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain United States federal income tax matters. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In rendering this opinion, we have assumed that (i) the Mergers will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement); (ii) the statements concerning the Mergers and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct; (iii) the statements and representations made by FCB and Floridian in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, without regard to any qualification as to knowledge, intention or belief, and (iv) Floridian, Parent and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” we are of the opinion that, under currently applicable United States federal income tax law, the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that the U.S. federal income tax consequences of the Mergers to FCB, FCB shareholders, Floridian, and to U.S. holders of Floridian common stock will be as described under “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.”

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable Laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Parent of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP